                                                                  EXHIBIT 12.1

                        HUNTSMAN PACKAGING CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                                                                PRO FORMA
                                                                         SIX MONTHS   ----------------------------
                                     YEAR ENDED DECEMBER 31,           ENDED JUNE 30,    YEAR ENDED     SIX MONTHS
                            ----------------------------------------- ---------------   DECEMBER 31,     JUNE 30,
                             1992    1993    1994    1995      1996     1996    1997        1996           1997
                            ------ ------  ------- -------  --------- ------  ------- ---------------  -----------
Income (loss) before
 income taxes and
 extraordinary item........  $1.9    $0.2   $ 4.3    $ 1.8    $(9.6)    $2.4   $ 3.4       $(8.8)         $(0.1)
Fixed charges:
 Interest expense..........   1.6     6.5     7.5      8.8     11.6      4.8     7.1        23.4           11.7
 Rental expense (33%) .....   0.6     0.6     0.7      0.7      0.8      0.3     0.3         1.1            0.5
                            ------ ------  ------- -------  --------- ------  ------- --------------  ------------
 Total fixed charges.......   2.2     7.1     8.2      9.5     12.4      5.1     7.4        24.5           12.2
Earnings before income
 taxes and fixed charges ..  $4.1    $7.3   $12.5    $11.3    $ 2.8     $7.5   $10.8       $15.7          $12.1
                            ====== ======  ======= =======  ========= ======  ======= ==============  ============
Ratio of earnings to fixed
 charges...................   1.9x    1.0x    1.5x     1.2x     0.2x(1)  1.5x    1.5x        0.7x(1)       1.0x
                            ====== ======  ======= =======  ========= ======  ======= ==============  ============
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(1)    For the year ended December 31, 1996 and the pro forma year ended
       December 31, 1996 earnings were insufficient to cover fixed charges by
       $9.6 million and $8.8 million, respectively.